Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 a.m. October 19, 2016

United Bancorp, Inc. Reports a 12.8% Increase in Diluted Earnings per Share, a Forward Dividend Yield of 4.04% and a 7.5% Increase in Net Interest Income for the Nine Months Ended September 30, 2016

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio, reported diluted earnings per share of $0.53 for the nine months ended September 30, 2016, as compared to $0.47 for the nine months ended September 30, 2015, an increase of 12.8%. This growth in earnings can be attributed to several factors that are explained below in detail. The Company’s diluted earnings per share for the three months ended September 30, 2016, was $0.18, compared to $0.17 for the same period last year, an increase of 5.9%.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the earnings improvement of our Company for the nine months ended September 30, 2016. During this period, the Company’s net interest margin increased to a level of 3.87%, as compared to 3.68% for the same period in 2015. This increase in the net interest margin is primarily attributed to the Company experiencing positive organic growth in its loan portfolio, which produced higher levels of interest income, and the continued lowering of its interest expense levels year-over-year. As of September 30, 2016, the Company had gross loans of $350.6 million, which is an increase of $24.3 million, or 7.45%, over the same period last year. This is a direct result of the Company’s enhanced loan origination platform started in the late second quarter of last year. Having a higher level of funding invested in quality loans, as compared to lower-yielding federal funds, helped drive the increase in the margin. This occurred even though the loan portfolio continued to reprice downward over the course of the past year as the long-end of the yield curve remained at historic low levels. Considering that longer-term Treasury rates (which have a correlation to how the Company’s loans reprice) have been priced at relatively the same levels for the past several years, the overall yield in the Company’s loan portfolio has stabilized in recent months. The combination of both loan growth and the stabilization of the yield in the Company’s loan portfolio should lead to higher levels of interest income being generated in the coming quarters. With stronger loan growth, the Company’s funds management policy changed during 2016. In prior years, the majority of surplus funding was invested in very liquid, lower-yielding excess reserves at the Federal Reserve. During the first quarter of 2016, these excess reserves previously invested in lower-yielding investment alternatives were fully depleted and the Company, for the first time in several years, switched to a borrowed position to fund its loan growth by utilizing wholesale funding alternatives. Also, with stronger loan growth, securities and other required stock balances decreased by $876 thousand to a level of $36.0 million at the most recent quarter-end as compared to the same period in 2015. Going forward, it is anticipated that the Company’s securities portfolio will be maintained at this present level to support its pledge requirement for public depository accounts until investment yields get to more normalized levels. The Company’s credit quality has not changed significantly and has remained strong on a year-over-year basis, as nonaccrual loans decreased by $150,000 to a level of $1.4 million. Net charge-offs for the nine months ended September 30, 2016, were $291,000, or 0.09% of average loans.    The Company continued to see a decrease in its other real estate and repossessions (“OREO,”) as balances decreased by $42,000, or 11.7%, to a level of $320,000. Lastly, the overall total allowance for loan losses to total loans was 0.70%, resulting in a total allowance for loan losses to nonperforming loans of 175.39% at September 30, 2016, as compared to 0.84% and 176.08% respectively at September 30, 2015. During the third quarter of 2016, the Company sold its Bankers Bancshares, Inc. stock and realized a gain of $162,215.

On the liability-side of the balance sheet, the Company continued to see a positive return on its strategy of attracting lower-cost funding accounts, while allowing higher-cost funding to run off. Year-over-year, lower-cost funding, consisting of demand and savings deposits, increased by $12.0 million and comprised 83.58% of total deposits as of September 30, 2016, as compared to 81.13% of total deposits the year prior. This was one factor that helped the Company reduce its total interest expense by $398,000, or 22.9%, on a year-over-year basis. The other factors that helped the Company reduce its total interest expense levels during the first nine months of 2016 were the previously announced repricing of the Company’s $4.1 million subordinated debenture on January 1, 2016, from a fixed rate of 6.25% to an average variable rate of approximately 1.96% (which is based on three-month LIBOR plus a margin of 1.35%) and a $6.0 million Federal Home Loan Bank advance that matured in May at a rate of 3.28%, which was replaced with a short-term borrowing at approximately 50 basis points. Both of these events should save the Company approximately $344,000 in interest expense on an annualized basis. Lastly, for the quarter, noninterest expense levels increased by $311,000, or 3.3%. Part of this increase is attributed to the increase in lending personnel that have driven the solid growth in loan production. But, during the second quarter of 2016, the Company was not immune to industry trends related to debit card fraud losses occurring in the primary markets that it serves. As a result, fraud losses and card-related reissuance costs of approximately $208,000 ($138,000 after tax or approximately $0.025 per share dilution) were realized during the second quarter of 2016. During the three-months    ended September 30, 2016, the Company received an insurance refund on this fraud of $50,000. Under consumer regulation, the Company bears the financial loss relating to debit card fraud and its customers are made whole on the loss. During the third quarter, the Company implemented newer fraud prevention technology relating to its debit cards that included a chip-enabled debit card and a smart phone app, “My Mobile Money,” that allows our customers to monitor and control their debit card usage by sending transaction alerts.” Greenwood also stated that, “Our goal is to control our level of noninterest expense while continuing to build and strengthen our operational foundation, which should lead to future growth, higher levels of operating income and, ultimately, a higher level of performance.” Greenwood concluded, “Over the next 15 months, it is projected that our Company’s interest expense will be positively impacted by the repricing of $20 million in fixed-rate advances with the Federal Home Loan Bank (”FHLB”) that are set to mature. The average cost of these advances is 3.91% and, given the current interest rate environment, should lead to continued savings in interest expense. By growing our loan portfolio and reducing our overall levels of interest expense, we believe that we will see continued growth in the level of the net interest income that our Company generates. It is projected that this will lead to a higher level of earnings and profitability for our Company in future periods.”

Scott A. Everson, President and CEO stated, “We are extremely pleased with the double-digit earnings growth results that our Company has experienced on year-to-date basis as of September 30th. We are seeing the positive results of the efforts expended over the course of the past couple of years within our Company to gain efficiencies through process improvement, while building and leveraging our loan origination platforms to generate higher levels of revenue. We are pleased with these results that we are now seeing and will continue looking for additional opportunities that will help our organization become more operationally efficient, generate higher levels of revenue and produce higher levels of quality earnings. As we previously announced, our Company is embarking upon a new period, whereby our exclusive focus is to grow our assets in a profitable fashion that will produce consistent and increasing earnings. This vision, which is called Mission 2020, sets the course for our Company to grow its assets to a level of $1.0 billion, or greater, by the end of 2020. In order to achieve this ambitious growth plan, we will need to continue focusing on being operationally efficient, while taking on higher levels of non-interest expense to support an origination platform that will drive the organic growth of our Company. It is projected that this enhanced platform, which began being implemented in the late second quarter of last year, will continue to lead to the origination of higher levels of quality loans as seen in recent quarters. This will help our Company generate higher levels of interest income, which, in turn, should produce an increase in the all-important revenue line… net interest income. During the mid-part of this year, our Company further added to its commercial loan origination platform by hiring supplementary origination personnel in addition to recently opening a new Loan Production Office (LPO) in Wheeling, West Virginia. Having a LPO in this highly desirable, local market will create value for our Company going forward and will help us achieve our strategic plan of expanding our markets. As previously announced, the Company also envisions expanding its geographic footprint by acquiring other community-minded banking organizations within the tri-state area of Ohio, West Virginia and Pennsylvania, to help it attain the lofty level of growth envisioned under Mission 2020. Being a very well capitalized and profitable Company in today’s environment will help us achieve the goals that are defined under this vision within our current strategic plan. With the aforementioned change in our funds management policy during the first half of this year, our Company is now positioned to attract higher levels of funding, both retail and wholesale, which will allow us to leverage our capital at a more optimal level and produce higher earnings and returns. As of September 30, 2016, our Company is considered to be well-capitalized by regulatory standards, having equity to assets of 10.03%. With the excess capital that our Company presently has, we will be able to begin the growth trajectory that we envision, which should benefit all of our valued shareholders. In 2015, we paid a regular cash dividend of $0.37 and a special dividend of $0.05. With our Company’s present regular cash dividend of $0.11, which began being paid in the third quarter of 2016, our forward yield as of quarter-end is 4.04%. At this level, our Company’s cash dividend yield is nearly twice that of the average bank in our country. With our present focus of increasing our operating leverage by driving the revenue of our Company while containing expenses, we firmly believe that we will continue to reward our shareholders by paying higher dividends, while seeing appreciation in our market value. On a year-over-year basis, the market value of our Company’s stock increased by $1.81, or 20.0%, to a level of $10.88.” Everson concluded, “Our number one focus continues to be growing our shareholders’ investment in our Company through profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Overall, we are very pleased with the present operating performance of our Company and the direction that we are going. We are extremely optimistic about our future potential and look forward to carrying the earnings momentum that we have seen in recent quarters well into the foreseeable future!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $425.5 million and total shareholder’s equity of $42.8 million as of September 30, 2016. Through its single bank charter, The Citizens Savings Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson and Tuscarawas through its Citizens Bank Division. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. “UBCP”
For the Three Months Ended September 30,	%
2016	2015	Change
Earnings
Interest income on loans	$3,857,992	$3,621,842	6.52%
Loan fees	155,698	296,315	-47.46%
Interest income on securities	151,474	199,964	-24.25%

Total interest income	4,165,164	4,118,121	1.14%
Total interest expense	431,130	577,902	-25.40%

Net interest income	3,734,034	3,540,219	5.47%
Provision for loan losses	130,749	125,749	3.98%
Net interest income after provision for loan losses	3,603,285	3,414,470	5.53%
Service charges on deposit accounts	667,378	731,024	-8.71%
Net realized gains on sale of loans	25,102	11,379	120.60%
BOLI benefit in excess of surrender value	—	29,096	N/A
Gain on sale of Great Lake Bankers Stock - net	162,215	—	N/A
Other noninterest income	201,394	217,019	-7.20%
Total noninterest income	1,056,089	988,518	6.84%
Provision for losses on impairment of foreclosed real estate	5,770	55,000	N/A
Other noninterest expense
(Excluding provision for losses on impairment of foreclosed real estate)	3,339,231	3,128,396	6.74%
Total noninterest expense	3,345,001	3,183,396	5.08%
Income taxexpense	386,017	360,025	7.22%

Net income	$928,356	$859,567	8.00%
Per share
Earnings per common share - Basic	$0.18	$0.17	5.88%
Earnings per common share - Diluted	0.18	0.17	5.88%
Cash Dividends paid	0.11	0.09	22.22%
Annualized yield based on quarter end close	4.04%	4.00%	N/A

Shares Outstanding
Average - Basic	4,944,328	4,860,742	—
Average - Diluted	5,060,605	4,950,153	—
Common stock, shares issued	5,425,304	5,385,304	—
Shares held as treasury stock	5,744	7,850	—

For the Nine Months Ended September 30,	%
2016	2015	Change
Earnings
Interest income on loans	$11,267,695	$10,698,123	5.32%
Loan fees	663,003	724,070	-8.43%
Interest income on securities	460,550	595,304	-22.64%

Total interest income	12,391,248	12,017,497	3.11%
Total interest expense	1,343,305	1,741,067	-22.85%

Net interest income	11,047,943	10,276,430	7.51%
Provision for loan losses	307,247	387,247	-20.66%
Net interest income after provision for loan losses	10,740,696	9,889,183	8.61%
Service charges on deposit accounts	1,968,300	2,141,134	-8.07%
Net realized gains on sale of loans	68,146	40,399	68.68%
BOLI benefit in excess of surrender value	—	29,096	-100.00%
Gain on sales of available-for-sale securities -net	—	31,672	-100.00%
Gain on sale of Great Lake Bankers Bank Stock	162,215	—	N/A
Other noninterest income	626,802	621,907	0.79%
Total noninterest income	2,825,463	2,864,208	-1.35%
Provision for losses on impairment of foreclosed real estate	5,770	55,000	-89.51%
Net realized loss on sale of other real estate and repossessions	10,106	11,883	-14.95%
Other noninterest expense
(Excluding net realized loss on sale of other real estate and repossessions and provision for losses on impairment of foreclosed real estate)	9,723,118	9,361,210	3.87%
Total noninterest expense	9,738,994	9,428,093	3.30%
Income tax expense	1,147,821	967,101	18.69%

Net income	$2,679,344	$2,358,197	13.62%
Per share
Earnings per common share - Basic	$0.54	$0.48	12.50%
Earnings per common share - Diluted	0.53	0.47	12.77%
Cash dividends paid	0.31	0.27	14.81%
Shares Outstanding
Average - Basic	4,895,371	4,856,308	—
Average - Diluted	5,011,647	4,945,719	—
At quarter end
Total assets	$425,518,979	$408,255,025	4.23%
Total assets (average)	415,923,000	410,092,000	1.42%
Other real estate and repossessions	319,930	362,246	-11.68%
Gross loans	350,642,143	326,325,041	7.45%
Allowance for loan losses	2,453,769	2,728,188	-10.06%
Net loans	348,188,374	323,596,853	7.60%
Net loans recoveries (charge offs)	(202,171)	44,262	-556.76%
Net overdrafts (charge offs)	(88,584)	(104,748)	-15.43%
Total net (charge offs)	(290,755)	(60,486)	380.70%
Non-accrual loans	1,399,019	1,549,437	-9.71%
Loans past due 30+ days (excludes non accrual loans)	1,349,280	1,897,824	-28.90%
Average loans	340,106,000	315,688,000	7.73%
Cash and due from Federal Reserve Bank	13,246,844	24,844,063	-46.68%
Average cash and due from Federal Reserve Bank	9,227,000	32,574,000	-71.67%
Securities and other required stock	35,967,278	35,090,778	2.50%
Average securities and other required stock	36,852,000	38,311,000	-3.81%
Average total deposits	325,375,000	324,626,000	0.23%
Total deposits	328,110,679	323,197,513	1.52%
Non interest bearing demand	71,001,583	69,204,118	2.60%
Interest bearing demand	124,159,889	118,095,212	5.14%
Savings	79,076,597	74,897,909	5.58%
Time	53,872,610	61,000,274	-11.68%
Securities sold under agreements to repurchase	13,554,209	10,243,718	32.32%
Advances from the Federal Home Loan Bank	33,605,117	26,587,217	26.40%
Overnight advances	13,200,000	—	N/A
Term advances	20,405,117	26,587,217	-23.25%
Shareholders’ equity	42,773,456	41,566,197	2.90%
Shareholders’ equity (average)	42,758,000	41,564,000	2.87%
Stock data
Market value - last close (end of period)	$10.88	$9.07	19.96%
Dividend payout ratio	58.49%	57.45%	1.82%
Price earnings ratio	15.11	x	14.17	x	6.63%
Book value (end of period)	8.56	8.46	1.21%
Market price to book value	127.10%	107.24%	18.53%
Key performance ratios
Return on average assets (ROA)	0.86%	0.77%	0.09%
Return on average equity (ROE)	8.36%	7.56%	-0.24%
Net interest margin (federal tax equivalent)	3.87%	3.68%	0.19%
Interest expense to average assets	0.43%	0.57%	-0.14%
Total allowance for loan losses to nonaccrual loans	175.39%	176.08%	-0.69%
Total allowance for loan losses to total loans	0.70%	0.84%	-0.14%
Nonaccrual loans to total loans	0.40%	0.47%	0.07%
Nonaccrual assets to average assets	0.41%	0.47%	-0.06%
Net charge-offs to average loans	0.09%	0.02%	0.07%
Equity to assets at period end	10.05%	10.18%	-0.15%
Full time equivalent (FTE) employees	126	123	2.44%